Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

ICONIX BRAND GROUP, INC.

at

$3.15 Per Share in Cash,

Pursuant to the Offer to Purchase dated July 2, 2021

by

ICONIX MERGER SUB INC.

a wholly-owned subsidiary of

ICONIX ACQUISITION LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M. (NEW YORK CITY TIME) AT THE END OF THE DAY ON FRIDAY, JULY 30, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 2, 2021

To our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 2, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” Iconix Merger Sub Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Iconix Acquisition LLC (“Parent”), a Delaware limited liability company, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Iconix Brand Group, Inc. (“Iconix”), a Delaware corporation, at a price per Share of $3.15, in cash (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase.

THE BOARD OF DIRECTORS OF ICONIX UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Price for your Shares is $3.15 per Share in cash, subject to any applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to Agreement and Plan of Merger, dated as of June 11, 2021, by and among Iconix, Parent and Purchaser (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including the tendering of a sufficient number of Shares into the Offer, Purchaser will be merged with and into Iconix (the “Merger”), with Iconix continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Surviving Corporation”). The closing of the Merger (the “Closing”) will take place as promptly as practicable following the consummation of the Offer (the date and time of Purchaser’s acceptance of Shares tendered for payment, the “Acceptance Time”), but in any event no later than the first business day following the satisfaction or waiver of the conditions to Closing set forth in the Merger Agreement or such other date as Parent and Iconix mutually agree in writing. At the Closing, Purchaser will merge with and into Iconix, with Iconix surviving as a wholly-owned subsidiary of Parent, pursuant to the provisions of Section 251(h) of the General Corporation Law of the State of Delaware (“Delaware Law”), with no stockholder approval required to consummate the Merger.

At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any applicable withholding taxes, except as provided in the Merger Agreement with respect to Shares owned by or held in the treasury of Iconix, Shares owned by Iconix, Parent or any of their direct or indirect wholly-owned subsidiaries or Shares held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Section 262 of Delaware Law.

4. Iconix’s Board of Directors has unanimously: (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, Iconix and its stockholders, (ii) determined that it is in the best interests of Iconix and its stockholders, and declared it advisable, to enter into the Merger Agreement, (iii) approved the execution and delivery of the Merger Agreement by Iconix, the performance by Iconix of its covenants and agreements contained therein and the consummation of the Offer, the Merger and the other Transactions and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5. The Offer and withdrawal rights will expire one minute after 11:59 P.M., New York City time, on Friday, July 30, 2021 (the “Expiration Time”), unless the Offer is extended (in which case the term “Expiration Time” will mean the latest date and time at which the Offer, as so extended) or terminated. Pursuant to the Merger Agreement: (i) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for the minimum period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or NASDAQ; (ii) if, as of any then-scheduled Expiration Time, any Offer Conditions (other than the Minimum Condition (as defined below)) is not satisfied and has not been waived in accordance with the terms hereof, Purchaser may extend the Offer on one or more occasions in consecutive increments of up to 10 business days each (or such longer or shorter period as the parties may agree); (iii) if, as of the then-scheduled Expiration Time, all of the Offer Conditions have been satisfied or waived except that the Minimum Condition has not been satisfied, Purchaser shall, and Parent shall cause Purchaser to extend the Offer on one or more occasions in consecutive increments of up to 10 business days each, provided, in no event will we be required to extend the Offer on more than two occasions (but may elect to do so in its sole and absolute discretion); (iv) Purchaser may extend the Offer for a period of one business day in order to convert all or a portion of the Purchased Convertible Notes (as defined in the Offer to Purchase) into Shares in accordance with the terms of the Merger Agreement; and (v) if, as of a then-scheduled Expiration Time (x) all of the conditions of Offer have been satisfied or waived, (y) the full amount of the Debt Financing (as defined in the Offer to Purchase) necessary to pay the Required Amount (as defined in the Offer to Purchase) has not been funded and will not be funded at the consummation of the Offer and at the closing of the Merger (other than as a result of a breach or failure to perform by Parent or Purchaser of certain financing representations and warranties or financing covenants) and (z) Purchaser and Parent acknowledge and agree that Iconix may, at and at any time following the initial extension of the Offer as described in this clause, terminate the Merger Agreement and receive from Parent a termination fee as further described therein, then Purchaser may extend the Offer for one period of up to five business days, in order to permit the funding of the full amount of the Debt Financing necessary to pay the Required Amount. Purchaser is not required to, and without Iconix’s written consent is not permitted to, extend the Offer beyond the earlier to occur of (i) the date of the valid termination of the Merger Agreement in accordance with its terms and (ii) October 13, 2021 (the “Extension Deadline”).

6. The Offer is not subject to any financing condition. The Offer is subject to the satisfaction or waiver of the following conditions set forth in the Merger Agreement (the “Offer Conditions”): (i) there shall have been validly tendered in the Offer and not validly withdrawn that number of Shares (together with any Shares owned by affiliates of Parent and Purchaser, including approximately 5,459,226 Shares converted by us from the Purchased Convertible Notes (as defined in the Offer to Purchase)) to represent at least a majority of the Shares issued and outstanding as of the Expiration Time (the “Minimum Condition”); (ii) any waiting period applicable to the Transactions under the HSR Act shall not have expired or been terminated (which condition is inapplicable because the parties to the Merger Agreement have determined that no filing pursuant to the HSR Act is required in connection with the Transactions); (iii) there shall not be any law or governmental order (whether temporary, preliminary or permanent) in effect preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Offer or the Merger; (iv) Iconix’s representations and warranties contained in the Merger Agreement shall be true and correct (subject to de minimis, materiality and Material Adverse Effect (as described in Section 11—“The Merger Agreement; Other Agreements,” “Material Adverse Effect” of the Offer to Purchase) qualifiers); (v) Iconix shall have performed or complied with, in all material respects, each obligations, agreements or covenants that are to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Time; (vi) since the date of the Merger Agreement, no Material Adverse Effect shall have occurred and be continuing; (vii) Iconix shall have delivered to Parent a certificate signed by an executive officer of Iconix, certifying that conditions to the Offer set forth in the Merger Agreement have been satisfied; and (viii) the Merger Agreement shall not have been terminated in accordance with its terms.

7. Stock transfer taxes with respect to the transfer and sale of any Shares will be withheld and deducted from the purchase price of such Shares purchased as set forth in Instruction titled “Stock Transfer Taxes” of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Time.

The Offer is being made to all holders of the Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, it will make a good faith effort to comply with any such law. If, after such good faith effort, it cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ICONIX BRAND GROUP, INC.

at

$3.15 Per Share in Cash,

Pursuant to the Offer to Purchase dated July 2, 2021

by

ICONIX MERGER SUB INC.

a wholly-owned subsidiary of

ICONIX ACQUISITION LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated July 2, 2021 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” Iconix Merger Sub Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Iconix Acquisition LLC (“Parent”), a Delaware limited liability company, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Iconix Brand Group, Inc. (“Iconix”), a Delaware corporation, at a price per Share of $3.15, in cash (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase. The Offer is being made pursuant to Agreement and Plan of Merger, dated as of June 11, 2021, by and among Iconix, Parent and Purchaser (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by Purchaser in its sole discretion.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                  SHARES*

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the Expiration Time (as defined in the Offer to Purchase).

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signature(s))

(Please Print Name(s))

Address:
(Include Zip Code)

Area Code and Telephone No.:

Taxpayer Identification or Social Security No.: